                                                                  EXHIBIT 22.1


                           BARBEQUES GALORE LIMITED
                                ACN 008 577 759

                       NOTICE OF ANNUAL GENERAL MEETING

NOTICE is hereby given that the seventeenth Annual General Meeting of Barbeques Galore Limited (the "Company") will be held at 45 Princes Road West, Auburn, New South Wales, on Friday, 26 June 1998 at 9.30 am.

ORDINARY BUSINESS
1. To receive the financial statements of the Company and of the economic entity for the year ended 31 January 1998 and the reports of the directors and auditors thereon.

2.  To elect two directors:

Sam Linz and John Price retire by rotation in accordance with the provisions of Article 63 of the Company's Articles of Association and being eligible, offer themselves for re-election.

GENERAL
3.  To transact any business which may be lawfully brought forward.

PROXIES AND OTHER MATTERS
4.(a) A member entitled to attend and vote is entitled to appoint not more than two proxies.

  (b) Where more than one proxy is appointed, each proxy must be appointed to represent a specified proportion of the member's voting rights.

  (c) A proxy need not be a member of the Company.

  (d) Proxies given by companies must be executed under seal or under the hand of an officer or attorney duly authorised in writing.

  (e) To be effective, the form appointing a proxy and the Power of Attorney (if any) under which it is signed (or an attested copy thereof), must be delivered to the registered office of the Company at 327 Chisholm Road, Auburn, New South Wales, Australia not later than 9.30 am on Wednesday, 24 June 1998.

By order of the Board,

/s/ David M Glaser

David M Glaser
B.Com, ACA.
Company Secretary

4 June 1998

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                           BARBEQUES GALORE LIMITED
                                ACN 008 577 759

                                  PROXY FORM

Registered office: 327 Chisholm Road, Auburn, New South Wales, 2144.

In respect of the Annual General Meeting to be held on 26 June 1998 or any adjournment thereof:

I/We                                                            (BLOCK LETTERS)
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of
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being a member/members of Barbeques Galore Limited

hereby appoint
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of
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or failing him/her
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of
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or failing him/her the Chairman of the meeting, as my/our proxy to vote for me/us and on my/our behalf at the said Annual General Meeting of the company in respect of ____________ shares.

Signed this        day of                                                  1998
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Signature of shareholder/s
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Optional: Should you desire to direct your proxy how to vote, please insert
"x" in the appropriate box against each item, failing which your proxy will vote as he/she thinks fit, or abstain from voting.

AGENDA ITEM NO                               FOR   AGAINST   ABSTAIN

(2) Re-election as director:  Mr Sam Linz    [_]     [_]       [_]
                              Mr John Price  [_]     [_]       [_]

NOTES
(1) If the number of shares is not inserted above it will be assumed that the proxy is for all shares registered in the name of the member.

(2) A member entitled to attend and vote is entitled to appoint not more than two proxies.

(3) Where more than one proxy is appointed, each proxy must be appointed to represent a specified proportion of the member's voting rights.

(4) A proxy need not be a member.

(5) To be effective, proxy forms (duly completed) must reach the registered office no later than 9.30 am on Wednesday, 24 June 1998.

                          BARBEQUES GALORE LIMITED

            MORGAN GUARANTY TRUST COMPANY OF NEW YORK, DEPOSITARY
                    P.O. BOX 9383, BOSTON, MA 02205-9958

The undersigned, a registered holder of American Depositary Receipt(s) representing Ordinary Shares of Barbeques Galore Limited (the "Company"), of record June 2, 1998, hereby requests and authorizes Morgan Guaranty Trust Company of New York, the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Ordinary Shares of the Company represented by such Depositary Receipts, on the Resolutions at the Annual General Stockholders' Meeting of the Company to be held in Sydney, on June 26, 1998 at 9:30 a.m., or any adjournment thereof.

These instructions, when properly signed and dated, will be voted in the manner directed herein. If you mark the box to indicate that you wish to give a discretionary proxy to a member or members of the Board of Directors, the underlying shares represented by your American Depositary Receipt(s) will be voted by such member or members in their discretion. If these instructions are properly signed and dated, but no direction is made, the underlying shares represented by such Receipt(s) will be voted by the Depositary FOR all Resolutions at the Meeting.

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card must be returned before 3:00 p.m., June 19, 1998.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.



HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS:

-----------------------------------     ------------------------------------

-----------------------------------     ------------------------------------

-----------------------------------     ------------------------------------

/X/   PLEASE MARK VOTES
      AS IN THIS EXAMPLE


                          BARBEQUES GALORE LIMITED


ORDINARY BUSINESS
-----------------

                                                    FOR   AGAINST    ABSTAIN
1.  To receive the financial statements of the      / /     / /        / /
    Company and of the economic entity for the year ended 31 January 1998 and the reports of the directors and auditors thereon.

                                                    FOR   AGAINST    ABSTAIN
2.  To elect two Directors:                         / /     / /        / /
    Sam Linz and John Price retire by rotation in accordance with the provisions of Article
    63 of the Company's Articles of Association and being eligible, offer themselves for re-election.

GENERAL
-----------------
                                                    FOR   AGAINST    ABSTAIN
3.  To transact any business which may be           / /     / /        / /
    lawfully brought forward.


Mark box at right if you wish to give a discretionary proxy to a member or members of the Board of Directors. PLEASE NOTE:  Marking
the box to the right voids any other instructions marked above.     /  /

Mark box at right if an address change or comment has been noted    /  /
on the reverse side of this card.


Please be sure to sign and date this Voting Instruction Card.   Date__________

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ADR Holder sign here          Co-owner sign here



DETACH CARD                                                   DETACH CARD


     TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY RECEIPTS ("ADRs")
                       REPRESENTING ORDINARY SHARES OF
                  BARBEQUES GALORE LIMITED (THE "COMPANY")
                          (CUSIP NUMBER: 067091108)


Morgan Guaranty Trust Company of New York (the "Depositary"), has received advice that the 17th Annual General Stockholders' Meeting (the "Meeting") of the Company will be held at 45 Princes Road West, Anburn, New South Wales, on Friday, June 26, 1998 at 9:30 a.m. (Sydney time).

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your American Depositary Receipt(s) ("ADRs") for or against or abstain the Resolutions to be proposed at the Meeting, kindly execute and forward to Morgan Guaranty Trust Company of New York, the attached Voting Instruction Card. The enclosed postage paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such manner as to show clearly whether you desire the Nominee or the Nominees of the Depositary to vote for or against or abstain the Resolutions, as the case may be. You may include instructions to give a discretionary proxy to a member or members of the Board of Directors. Only the registered holders of record as of the close of business June 2, 1998 will be entitled to execute the attached Voting Instruction Card.

Morgan Guaranty Trust Company of New York, Depositary

Dated: June 8, 1998

                           BARBEQUES GALORE LIMITED
                              A.C.N. 008-577-759

TO OUR SHAREHOLDERS:

  We are pleased to report that fiscal 1998 was a year of record financial performance and significant achievements for Barbeques Galore. In addition to setting new highs in both U.S. and Australian revenues, we opened 11 new stores in the U.S. (including one franchise store and one U.S. Navy concession store), successfully completed our initial public offering and saw earnings per share on a pro forma basis increase more than 96%. As we move into fiscal 1999, we intend to build on these accomplishments and believe that our strong retail concept and U.S. expansion plan, together with favourable industry trends, position us well for future growth.

A UNIQUE, PROVEN RETAIL CONCEPT
-------------------------------
Barbeques Galore is the only full-line specialty retail chain of barbecue and barbecue accessory stores in Australia and the United States, offering customers one-stop shopping for all their grilling needs. In addition to carrying a wide assortment of name-brand barbecues in a full range of styles and price points, we also manufacture and sell a proprietary line of high-end barbecues that offer customers creative cooking features. These private-label grills carry higher average selling prices and significantly higher gross margins. Additionally, our strict site selection criteria, exciting store environment and superior customer service all play key roles in the success of our stores.

GROWTH THROUGH NEW STORE OPENINGS IN U.S.
-----------------------------------------
Our growth strategy is designed to capitalize on the strength of our business concept by aggressively expanding our store presence in the U.S. Our goal is to enter selected new markets while also strengthening our presence in existing markets to increase market share and operating leverage. We made significant strides in this area in fiscal 1998, when we opened a total of 11 new stores including one franchise store and one U.S. Navy concession store. Thus far during fiscal 1999, we have entered three new geographic markets with stores in Greensboro, North Carolina, Fairfax and Sterling, Virginia and White Marsh, Maryland. We intend to open at least 11 more new stores in the U.S. by the end of fiscal 1999 for a total of at least 15 new stores. Our store expansion strategy should allow us to grow revenues and earnings substantially in the future.

GROWTH THROUGH REFURBISHMENTS IN AUSTRALIA
------------------------------------------
In Australia, Barbeques Galore has a 30% retail share of the barbecue market and more than 90% brand awareness by consumers. The growth strategy in this country focuses on retail store refurbishments. This plan, which began in 1994, calls for the upgrading and relocating of approximately 75% of our store base to increase sales and profitability. In fiscal 1998, we remodelled five existing stores, opened one, relocated another and closed a store. The success of this strategy is demonstrated by the 41.6% average sales increase achieved by refurbished stores through the end of fiscal 1998. We have already opened one new store in Queensland and expect to refurbish four existing stores in fiscal 1999.

  The introduction of camping equipment and outdoor furniture into our product mix has enabled us to leverage the strength of our brand name in Australia and exploit other market niches. Since we began selling these products, we have gained an approximate 9% share in the Australian camping market and 4% share in the outdoor furniture market. While we do not intend to introduce these product lines into our U.S. operations, we continue to believe they provide an excellent complement to our Australian barbecue and heating business.

POSITIVE INDUSTRY TRENDS OFFER GROWTH OPPORTUNITIES
---------------------------------------------------
Favourable changes in the U.S. barbecue market helped drive sales and margin growth in fiscal 1998. Industry data indicates that the popularity of outdoor cooking has grown significantly in recent years, as people are doing more entertaining and dining at home and as the desire to be outdoors and eat healthily has increased. Additionally, two important changes are occurring in the way consumers buy grills. Firstly, consumers are moving from charcoal grills to gas grills, which tend to be higher priced. Secondly, since they are using their grills more often, consumers are trading up to higher-end grills with more features, as well as purchasing a greater number of accessory products.

AUSTRALIA - 327 CHISHOLM ROAD, AUBURN, NSW 2144 TEL: +61 2 9704 4177
FAX: +612 9704 4212 WWW.GLGCORP@BARBEQUESGALORE.COM.AU

USA - 15041 BAKE PARKWAY, SUITE A, IRVINE, CA 92618 TEL: +1 949 597 2400 FAX:+1 949 597 2434 WWW.BBQGALORE.COM

These trends bode well for our high-margin proprietary grill business. With an in-house research and development team constantly improving and refining our barbecues to adapt to changing customer demands, we believe our private-label barbecues will continue to be a large component of our sales mix.

INVESTMENTS IN INFRASTRUCTURE TO SUPPORT GROWTH
-----------------------------------------------
We have made a number of important investments in and changes to our business to prepare for the strong growth we anticipate over the next several years. During fiscal 1999, we will relocate our enameling operations to our consolidated manufacturing facility in Sydney and rearrange certain aspects of the assembly, warehouse and distribution operations to improve production flow and distribution management. To accomplish this, we have acquired two adjacent properties. With these changes, our manufacturing and warehouse capacity will be sufficient for the foreseeable future to meet the increased demand for our proprietary barbecues resulting from our store expansion and refurbishment programs.

  Additionally, we recently introduced a new computer system in the U.S. designed to handle the financial and inventory aspects of the new store rollout. In Australia, we have made substantial progress on the required upgrades to our computer system to overcome the year 2000 problem.

  These improvements to our infrastructure, combined with the application of a standardized store format for all new stores, will allow us to execute our new store expansion program quickly and smoothly.

SUCCESSFUL U.S. INITIAL PUBLIC OFFERING
---------------------------------------
In November 1997, we completed our initial public offering raising US$16.5 million for the Company. The net proceeds were used to reduce our bank debt and provide capital to fund our U.S. store expansion and Australian store refurbishment initiatives.

RECORD FINANCIAL RESULTS
------------------------
For the year ended January 31, 1998, total sales were A$179.3 million, a 20.9% increase over total sales of A$148.4 million in the prior year. U.S. sales for the year increased 41.6% to US$45.2 million (A$61.7 million) from US$31.9 million (A$40.4 million) one year ago. Australian sales for the year grew 8.9% to A$117.6 million versus A$108.0 in the twelve months ended January 31, 1997. Comparable store sales increased 18.9% in the U.S. and 5.0% in Australia. Pro forma operating income for fiscal 1998 was A$7.8 million, up 92.6% over the prior year, while pro forma net income increased 96.5% to A$4.6 million. Earnings per share on a pro forma basis were a record A$1.00 (US$0.73), a 96.1% increase over earnings per share of A$0.51 (US$0.40) one year ago.

POISED FOR STRONG GROWTH IN FISCAL 1999
---------------------------------------
After a record-breaking year of new store openings and strong financial performance in fiscal 1998, we are excited about the numerous growth opportunities on the horizon for Barbeques Galore. Our new store expansion plan in the U.S. and our store refurbishment program in Australia should have a positive impact on our financial performance, while our production and systems management capabilities are sufficient to support these growth initiatives.

  The success of Barbeques Galore in the current year and beyond is and will be, in large part, attributable to the hard work, dedication and commitment of our associates, numbering close to 1,000. We thank them as well as our shareholders, vendors and customers for their continued support. We look forward to reporting our progress to you next year.

Sincerely,


/s/ Sam Linz                          /s/ Sydney Selati
Sam Linz                              Sydney Selati
Chairman of the Board                 President, Barbeques Galore USA

May 27, 1998